UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2007

CLARK, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31256	52-2103926
(State or other jurisdiction of incorporation)	(Commission file number)	( I.R.S. employer identification no.)
102 South Wynstone Park Drive North Barrington, Illinois		60010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 304-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2007, Clark, Inc., a Delaware corporation (the “Company”), entered into a new Asset Purchase Agreement (the “New Sale Agreement”), effective as of February 14, 2007, by and among the Company, Clark Consulting, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, Clark Wamberg, LLC, a Delaware limited liability company (“C-W Co.”) and Tom Wamberg, Chairman and Chief Executive Officer of the Company, as a joint obligor with C-W Co.

The New Sale Agreement relates to the pending purchase of certain assets, and the assumption of certain liabilities of the Company (collectively, the “MBO Businesses”) by C-W Co., and supersedes entirely the prior Asset Purchase Agreement dated November 1, 2006 among the same parties, as amended by the Amendment No. 1 thereto (the “First Amendment”) entered into on January 30, 2007 (as so amended, the “Prior Sale Agreement”). The Prior Sale Agreement was entered into in connection with the Agreement and Plan of Merger dated as of November 1, 2006 by and among the Company, AUSA Holding Company (“AUSA”) and AUSA Merger Sub, Inc., as amended, and the related tender offer by AUSA to purchase outstanding shares of the Company’s common stock for $16.55 per share (the “Offer Price”), which is presently pending.

The New Sale Agreement provides that the purchase price for the MBO Businesses shall be $55.5 million. This amount represents an increase of approximately $9.0 million over the $46.5 million purchase price established by the First Amendment, and an increase of approximately $20.1 million from the initial purchase price of $35.4 million. Other than the revised purchase price, the terms of the New Sale Agreement are substantially similar to the terms of the Prior Sale Agreement, except that, among other things , the Company has agreed not to solicit, entertain, consider or accept any other offer for the MBO Businesses.

Pursuant to the terms of the Prior Sale Agreement, the Company actively solicited other potential buyers for all or any portion of the MBO Businesses following the commencement of the tender offer by AUSA on December 13, 2006. The Company received competing offers for the MBO Businesses from only one other entity, a company formed by affiliates of a private equity firm (the “Investor Group”), which the Company understood to be working with Thomas Pyra, the Company’s President and Chief Operating Officer. In connection with such offers, the Company agreed to pay $1.1 million to the Investor Group if the Company accepted an improved offer from another party (including C-W Co., Mr. Wamberg and their affiliates).

Because the Company accepted the enhanced offer from C-W Co. in the amount of $55.5 million, the Company is required to pay $1.1 million to the Investor Group. As previously disclosed, pursuant to the Merger Agreement, the Offer Price is to be increased by AUSA on a per share basis by up to 61.7% of the amount by which the net proceeds from the sale of the MBO Businesses, on a per share basis, exceeds the original $35.4 million purchase price under the Sale Agreement after establishment of an escrow, if any.

A copy of the New Sale Agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference. The foregoing description of the New Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the New Sale Agreement filed herewith.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits
       Exhibit 2.1  Asset Purchase Agreement, dated as of February 14, 2007, by and among the Company, Clark Consulting, Inc.,
                               Clark Wamberg, LLC and Tom Wamberg, as joint obligor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARK, INC.

Date: February 16, 2007	By:	/s/ Jeffrey W. Lemajeur
Jeffrey W. Lemajeur
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
2.1	Asset Purchase Agreement, dated as of February 14, 2007, by and among the Company, Clark Consulting, Inc., Clark Wamberg, LLC and Tom Wamberg, as joint obligor.